Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-267422) of DoubleDown Interactive Co., Ltd. of our report dated March 31, 2023, with respect to the consolidated financial statements of DoubleDown Interactive Co., Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Seattle, Washington

March 31, 2023